Exhibit 99.1

Press Release

MagnaChip Reports First Quarter 2012 Financial Results

•	Power Solutions Revenue Grew 14.6% Sequentially and 23.7% Year-over-Year

•	Achieved GAAP EPS of $0.40 and Adjusted EPS of $0.17

•	Expects Q2 Revenue to Increase 11% to 15% on a Sequential Basis

SEOUL, South Korea and CUPERTINO, Calif., April 25, 2012 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the first quarter ended March 31, 2012.

Revenue for the first quarter of 2012 was $177.0 million, a 2.1% decrease compared to $180.8 million for the fourth quarter of 2011, and a 5.8% decrease compared to $187.9 million for the first quarter of 2011.

Gross profit was $49.9 million or 28.2%, as a percent of revenue, for the first quarter of 2012. This compares to gross profit of $51.5 million or 28.5 % for the fourth quarter of 2011 and $56.5 million or 30.1% for the first quarter of 2011.

“I am very pleased that since going public in March 2011, we have met our revenue and gross margin guidance each quarter for 5 consecutive quarters in what has been a very challenging period for the industry,” said Sang Park, MagnaChip’s Chairman and Chief Executive Officer. “As our Q2 guidance suggests, the first quarter of 2012 was indeed our bottom during this current semiconductor downturn. We have been seeing renewed customer order strength and wafer loading since early March as a result of increased demand from smartphone and tablet PC customers and expect this trend to continue into the second half of this year. In anticipation of this growing demand, we have allocated additional fab capacity to support expansion.”

Net income, on a GAAP basis, for the first quarter of 2012 totaled $15.3 million or $0.40 per diluted share. This compares to net income of $23.7 million or $0.61 per diluted share for the fourth quarter of 2011 and a net income of $22.5 million or $0.57 per diluted share for the first quarter of 2011. Net income was impacted primarily by a foreign currency gain of $11.1 million during the quarter which was primarily related to non-cash translation gains for intercompany balances that were denominated in U.S. dollars.

Adjusted net income, a non-GAAP measurement, for the first quarter of 2012 totaled $6.5 million or $0.17 per diluted share compared to $10.0 million or $0.26 per diluted share for the fourth quarter of 2011 and $15.7 million or $0.40 per diluted share for the first quarter of 2011.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a more meaningful understanding of the factors and trends affecting MagnaChip’s business and operations. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP.

Combined cash balances (cash and cash equivalents plus restricted cash) totaled $160.6 million at the end of the first quarter of 2012, a decrease of $8.4 million from the end of the prior quarter. Cash provided from operations totaled approximately $39.9 million for the first quarter of 2012.

Revenue by Segment

In thousands of US dollars	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Semiconductor Manufacturing Services	$67,863	$67,973	$92,266
Display Solutions	83,225	90,045	74,464
Power Solutions	25,253	22,039	20,412
Other	661	769	779
Total Revenue	$177,002	$180,826	$187,921

First Quarter and Recent Company Highlights

•	Power Solutions Revenue Grew 14.6% Sequentially and 23.7% Year-over-Year.

•	Fab loading rate exceeded 90% in March 2012.

•	Achieved GAAP EPS of $0.40 and Adjusted EPS of $0.17.

•	Repurchased 1.04 Million Shares under MagnaChip’s Stock Repurchase Program Announced October 11, 2011.

Business Outlook

For the second quarter of 2012, MagnaChip expects:

•	Revenue will increase 11% to 15% ($197 million to $203 million) on a sequential basis.

•	Gross Profit, as a percent of revenue, will be in the range of 29.5% to 30.5%.

Non-GAAP Metrics

Adjusted EBITDA excludes charges related to depreciation and amortization, interest expense, net, income tax expense, stock-based compensation expense, foreign currency gain, net, derivative valuation loss (gain), net, and special expense for an IPO employee incentive payment. Adjusted net income (loss) excludes charges related to, stock-based compensation expense, amortization of intangible assets associated with continuing operations, foreign currency gain, net, derivative valuation loss (gain), net, and special expense for an IPO employee incentive payment. A reconciliation of GAAP results to non-GAAP results is included following the financial statements.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our ability to capitalize on improving market dynamics and future operating and financial performance including second quarter 2012 revenue and gross profit. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on March 8, 2012 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. 408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net sales	$177,002	$180,826	$187,921
Cost of sales	127,087	129,287	131,447

Gross profit	49,915	51,539	56,474

Gross profit %	28.2%	28.5%	30.1%
Selling, general and administrative expenses	18,209	17,627	15,401
Research and development expenses	19,831	18,652	18,498
Special expense for IPO incentive	—	—	12,146

Operating income	11,875	15,260	10,429
Other income (expense)
Interest expense, net	(5,580)	(5,644)	(7,111)
Foreign currency gain, net	11,109	16,832	21,359
Other	89	(862)	166

	5,618	10,326	14,414

Income before income taxes	17,493	25,586	24,843

Income tax expense	2,230	1,881	2,375

Net income	$15,263	$23,705	$22,468

Earnings per common share :
—Basic	$0.41	$0.61	$0.59
—Diluted	$0.40	$0.61	$0.57

Weighted average number of shares—Basic	37,524,127	38,632,975	38,332,750
Weighted average number of shares—Diluted	38,298,336	39,110,759	39,570,522

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net income	$15,263	$23,705	$22,468
Adjustments:
Depreciation and amortization	7,474	8,856	13,903
Interest expense, net	5,580	5,644	7,111
Income tax expense	2,230	1,881	2,375
Stock-based compensation expense	458	287	641
Foreign currency gain, net	(11,109)	(16,832)	(21,359)
Derivative valuation loss (gain), net	(85)	862	(158)
Special expense for IPO incentive	—	—	12,146

Adjusted EBITDA	$19,811	$24,403	$37,127

Adjusted EBITDA per common share:
- Diluted	$0.52	$0.62	$0.94
Weighted average number of shares - Diluted	38,298,336	39,110,759	39,570,522
Net income	$15,263	$23,705	$22,468
Adjustments:
Stock-based compensation expense	458	287	641
Amortization of intangibles	1,993	1,985	1,990
Foreign currency gain, net	(11,109)	(16,832)	(21,359)
Derivative valuation loss (gain), net	(85)	862	(158)
Special expense for IPO incentive	—	—	12,146

Adjusted net income	$6,520	$10,007	$15,728

Adjusted net income per common share:
- Diluted	$0.17	$0.26	$0.40
Weighted average number of shares - Diluted	38,298,336	39,110,759	39,570,522

We define Adjusted EBITDA as net income adjusted to exclude (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense, (iv) stock-based compensation expense, (v) foreign currency gain, net, (vi) derivative valuation loss (gain), net, and (vii) special expense for IPO incentive.

We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income as net income adjusted to exclude (i) stock-based compensation expense, (ii) amortization of intangibles, (iii) foreign currency gain, net, (iv) derivative valuation loss (gain), net, and (v) special expense for IPO incentive.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$156,623	$162,111
Restricted cash	3,934	6,830
Accounts receivable, net	127,332	125,922
Inventories, net	68,105	62,836
Other receivables	4,343	256
Prepaid expenses	8,112	6,032
Other current assets	5,578	15,909

Total current assets	374,027	379,896

Property, plant and equipment, net	206,206	182,663
Intangible assets, net	20,348	16,787
Long-term prepaid expenses	4,107	4,790
Other non-current assets	17,972	18,539

Total assets	$622,660	$602,675

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$90,902	$77,848
Other accounts payable	13,772	13,452
Accrued expenses	39,649	31,723
Current portion of capital lease obligations	1,458	2,852
Derivative liabilities	8,308	9,757
Other current liabilities	3,266	2,007

Total current liabilities	157,355	137,639
Long-term borrowings, net	201,452	201,389
Accrued severance benefits, net	94,352	90,755
Other non-current liabilities	5,596	6,222

Total liabilities	458,755	436,005

Commitments and contingencies
Stockholder’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 39,457,063 shares issued and 36,880,879 outstanding at March 31, 2012 and 39,439,115 shares issued and 37,907,575 outstanding at December 31, 2011	394	394
Additional paid-in capital	99,495	98,929
Retained earnings	109,213	93,950
Treasury stock, 2,576,184 shares at March 31, 2012	(23,728)	(11,793)
Accumulated other comprehensive loss	(21,469)	(14,810)

Total stockholders’ equity	163,905	166,670

Total liabilities and stockholders’ equity	$622,660	$602,675

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Cash flows from operating activities
Net income	$15,263	$22,468
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,474	13,903
Provision for severance benefits	4,703	2,854
Amortization of debt issuance costs and original issue discount	242	246
Gain on foreign currency translation, net	(12,824)	(23,684)
Gain on disposal of property, plant and equipment, net	(269)	—
Loss on disposal of intangible assets, net	11	4
Stock-based compensation	458	641
Other	123	549
Changes in operating assets and liabilities
Accounts receivable	1,339	(9,250)
Inventories	(2,860)	(3,467)
Other receivables	(4,024)	(1,041)
Other current assets	8,536	(1,449)
Deferred tax assets	871	548
Accounts payable	12,581	14,289
Other accounts payable	(298)	(1,348)
Accrued expenses	9,886	7,153
Other current liabilities	2,225	(1,518)
Payment of severance benefits	(2,323)	(1,610)
Other	(1,261)	(72)

Net cash provided by operating activities	39,853	19,216

Cash flows from investing activities
Decrease in restricted cash	2,995	—
Proceeds from disposal of plant, property and equipment	273	—
Purchase of plant, property and equipment	(24,758)	(6,779)
Payment for intellectual property registration	(190)	(165)
Payment for acquisition	(8,642)	—
Decrease in short-term financial instruments	173	—
Collection of guarantee deposits	31	979
Payment of guarantee deposits	(178)	(1,004)
Other	(48)	(44)

Net cash used in investing activities	(30,344)	(7,013)

Cash flows from financing activities
Proceeds from issuance of common stock	108	11,425
Repayment of obligation under capital lease	(1,510)	(1,562)
Acquisition of treasury stock	(11,935)	—

Net cash provided by (used in) financing activities	(13,337)	9,863
Effect of exchange rates on cash and cash equivalents	(1,660)	(59)

Net increase (decrease) in cash and cash equivalents	(5,488)	22,007

Cash and cash equivalents
Beginning of the period	162,111	172,172

End of the period	$156,623	$194,179